Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports First Quarter 2025 Results Highlighted by Accelerated Margin Expansion, Improved Credit Quality Metrics & Successful Core Banking System Conversion

First Quarter Performance Highlights

●	Net Income: Net income for the quarter ended March 31, 2025 totaled $1.5 million or $0.20 per diluted share (including Series A preferred shares). Adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) increased to $4.1 million or $0.55 per diluted share for the quarter ended March 31, 2025.
●	Net Interest Income: Net interest income was $14.6 million for the quarter ended March 31, 2025, an increase of $0.8 million or 5.95% from the quarter ended December 31, 2024 and $1.7 million, or 13.10% from the quarter ended March 31, 2024.
●	Net Interest Margin Expansion: The Company’s net interest margin during the quarter ended March 31, 2025 increased to 2.68% from 2.53% in the quarter ended December 31, 2024 and 2.41% in the quarter ended March 31, 2024.
●	Strong Liquidity Position: At March 31, 2025, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $679.0 million, or approximately 322% of uninsured deposit balances. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 89% of total deposits at March 31, 2025.
●	Demand Deposits: Demand deposits increased $12.6 million or 6.23% from March 31, 2024 and $3.9 million or 1.85% from December 31, 2024.
●	Loan Diversification Strategy: The Company continues to actively manage its Multi-Family and Commercial Real Estate portfolios which resulted in a reduction in the commercial real estate concentration ratio to 369% of capital at March 31, 2025 from 385% at December 31, 2024 and 416% at March 31, 2024. The Company continues to focus loan growth primarily in residential loan products originated for sale to specific buyers in the secondary market, C&I and SBA loans. The Company will selectively explore Commercial Real Estate opportunities with an emphasis on relationship based Commercial Real Estate lending.
●	Asset Quality: At March 31, 2025, the Bank’s asset quality improved with non-performing loans decreasing 28.5% to $11.7 million, representing 0.60% of the total loan portfolio, while the allowance for credit losses increased to 1.17% of total loans.

●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) was $23.62 at March 31, 2025 (inclusive of one-time core system conversion expenses of $2.6 million, net of tax, or $0.34 per share) compared to $23.86 at December 31, 2024.
●	Technology & Rebranding: The Company completed its core processing system conversion to FIS Horizon in February 2025. This conversion, coupled with our recently revealed refreshed corporate logo, exemplifies our momentum towards a more technologically advanced, modern and digitally forward-thinking bank.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on May 14, 2025 to stockholders of record on May 7, 2025.

Mineola, NY – April 23, 2025 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended March 31, 2025 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on May 14, 2025 to stockholders of record on May 7, 2025.

Earnings Summary for the Quarter Ended March 31, 2025

The Company reported net income for the quarter ended March 31, 2025 of $1.5 million or $0.20 per diluted share (including Series A preferred shares), versus $4.1 million or $0.55 per diluted share (including Series A preferred shares) in the quarter ended March 31, 2024.  The Company recorded adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $4.1 million or $0.55 per diluted share in the quarter ended March 31, 2025, versus net income of $4.1 million or $0.55 per diluted share in the comparable 2024 quarter (which included no adjustments).  Returns on average assets, average stockholders’ equity and average tangible equity were 0.27%, 3.11% and 3.45%, respectively, for the quarter ended March 31, 2025, versus 0.74%, 8.70% and 9.71%, respectively, for the comparable quarter of 2024.  Adjusted (non-GAAP) returns, exclusive of core system conversion expenses on average assets, average stockholders’ equity and average tangible equity were 0.73%, 8.36% and 9.27%, respectively, in the quarter ended March 31, 2025, versus 0.74%, 8.70% and 9.71%, respectively, in the comparable quarter of 2024.

While net interest income and non-interest income increased during the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024, these were partially offset by increases in provision for credit losses and non-interest expenses, particularly compensation and benefits and the one-time core system conversion expenses.  The increase in compensation and benefits expense in the first quarter of 2025 versus the comparable 2024 quarter was primarily related to lower deferred loan origination costs partially offset by lower incentive compensation expense resulting from reduced lending activity.  The Company’s effective tax rate decreased to 13.8% in the first quarter of 2025 from 24.9% both in the linked quarter and the comparable 2024 quarter due to the tax impact of the windfall benefit from expiring stock options that were exercised and vested restricted stock.  We expect a normalized run rate of 25.0% for the remainder of the year.

Net interest income was $14.6 million for the quarter ended March 31, 2025, an increase of $1.7 million, or 13.10% from the comparable 2024 quarter due to improvement of the Company’s net interest margin to 2.68% in the 2025 quarter from 2.41% in the comparable 2024 quarter.  The yield on interest earning assets decreased to 6.01% in the 2025 quarter from 6.03% in the comparable 2024 quarter, a decrease of 2 basis points that was partially offset by a 32 basis point decrease in the cost of interest-bearing liabilities to 4.01% in 2025 from 4.33% in the first quarter of 2024.  Net interest income on a linked quarter basis increased $0.8 million or 5.95%, due to a 15 basis point increase in net interest margin resulting from a 23 basis point decrease in cost of interest-bearing liabilities, partially offset by a 5 basis point decrease on yield on interest earning assets.  The increase in the net interest margin was a result of the late 2024 reductions in the Fed Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased with our first quarter performance which reflected sizable improvements in Net Interest Income and Net Interest Margin that drove stronger adjusted ROTE and ROA for the period.  Specifically, NII increased from $13.8 million to $14.6 million and NIM from 2.53% to 2.68%, resulting in adjusted ROTE of 9.27% and ROA of 0.73%, confirming a trend away from the restrictive environment of the last couple of years.  Building on this positive momentum were improved credit metrics and the completion of our core banking system conversion, a significant achievement that is expected to deliver tangible operational efficiencies and customer benefits while enhancing our commitment to digital banking.  In addition to the core banking system conversion, we recently announced our new logo which is representative of our focus on innovation and a digital forward strategy.  Moving forward, we remain committed to disciplined development of our core business verticals which include niche residential, SBA and C&I lending.  Further, we look forward to a more favorable banking environment and the upcoming potential qualification for the Russell 2000, which should increase institutional ownership and enhance the liquidity of our stock.”

Balance Sheet Highlights

Total assets at March 31, 2025 were $2.29 billion versus $2.31 billion at December 31, 2024.  Total securities available for sale at March 31, 2025 were $93.2 million, an increase of $9.4 million from December 31, 2024, primarily driven by growth in collateralized mortgage obligations, collateralized loan obligations and corporate bonds.

Total deposits at March 31, 2025 were $1.94 billion, a decrease of $17.8 million or 0.91%, compared to $1.95 billion at December 31, 2024.  Total deposits increased $19.2 million or 1.00% from March 31, 2024.  Demand deposits increased $12.6 million or 6.23% from March 31, 2024.  Our loan to deposit ratio improved to 101% at March 31, 2025 from 102% at December 31, 2024.

The Company had $517.1 million in total municipal deposits at March 31, 2025, at a weighted average rate of 3.71% versus $509.3 million at a weighted average rate of 3.72% at December 31, 2024 and $576.3 million at a weighted average rate of 4.65% at March 31, 2024.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 40 customer relationships.

Total borrowings at March 31, 2025 were $107.8 million, with a weighted average rate and term of 4.11% and 20 months, respectively.  At March 31, 2025 and December 31, 2024, the Company had $107.8 million of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at March 31, 2025 and December 31, 2024.  The Company had no borrowings outstanding under lines of credit with correspondent banks at March 31, 2025 and December 31, 2024.

Stockholders’ equity was $196.6 million at both March 31, 2025 and December 31, 2024.  Retained earnings increased by $0.8 million due primarily to net income of $1.5 million for the quarter ended March 31, 2025, which was offset by $0.7 million of dividends declared.  The accumulated other comprehensive loss at March 31, 2025 was 0.71% of total equity and was comprised of a $0.9 million after tax net unrealized loss on the investment portfolio and a $0.5 million after tax net unrealized loss on derivatives.  Tangible book value per share (including Series A preferred shares) was $23.62 at March 31, 2025 (inclusive of one-time core system conversion expenses of $2.6 million, net of tax, or $0.34 per share) compared to $23.86 at December 31, 2024.

Loan Portfolio

For the three months ended March 31, 2025, the Bank’s loan portfolio decreased $24.9 million  to $1.96 billion from December 31, 2024.  The decrease resulted primarily from the ongoing management of our commercial real estate and multifamily loan concentrations.  At March 31, 2025, the Company’s residential loan portfolio (including home equity) amounted to $733.6 million, with an average loan balance of $486 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate (including construction) and multifamily loans totaled $1.06 billion at March 31, 2025, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As will be discussed below, approximately 37% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continues to improve, decreasing to 369% of capital at March 31, 2025 from 385% at December 31, 2024 and 416% at March 31, 2024, with loans secured by office space accounting for 2.23% of the total loan portfolio and totaling $43.8 million at March 31, 2025.  The Company’s loan pipeline with executed term sheets at March 31, 2025 is approximately $255.0 million, with approximately 92% being niche-residential, conventional C&I and SBA lending opportunities.

The Bank remains focused on expanding its core verticals and continues to originate loans for its portfolio and for sale in the secondary market under its residential flow origination program.  Of the $48.8 million in closed residential loans originated in the quarter ended March 31, 2025, $27.6 million were originated for the Bank’s portfolio and reflected a weighted average yield of 6.64% before origination and other fees, which average 50-100 bps per loan, and a weighted average LTV of 58%.  The remaining $21.2 million of closed loans were originated for sale in the secondary market.  During the quarter ended March 31, 2025, the Company sold $18.3 million of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.4 million with a premium of 2.38%.

During the quarters ended March 31, 2025 and 2024, the Company sold approximately $23.4 million and $26.7 million, respectively, in government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $1.9 million and $2.5 million, respectively. SBA loan originations and gains on sale were lower due to a combination of factors, including: lower than expected loan sale premiums due, we believe, to first quarter market turmoil; delays in loan closings resulting from the impact of administrative changes to SBA Standard Operating Procedures; and the inability of certain loans to close because of delays by state regulatory agencies in issuing permit approvals to certain borrowers.  As we enter the second quarter of 2025, we expect to navigate these factors and to increase the volume of origination and loan sale activity throughout the year.  The Bank concluded the first quarter of 2025 with C&I loan originations of approximately $16.8 million.  Based on its existing pipeline, the Bank expects C&I lending and deposit activity to grow as the year progresses.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans is minor at $8.0 million, all at floating interest rates.  As shown below, 31% of the loan balances in these combined portfolios will either have a rate reset or mature in 2025 and 2026, with another 56% with rate resets or maturing in 2027.

Multi-Family Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multi-Family Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	10	$16,321	$1,632	4.45%	2025	10	$17,025	$1,703	5.03%
2026	36	117,886	3,275	3.66%	2026	20	42,549	2,127	3.67%
2027	70	174,601	2,494	4.29%	2027	53	123,668	2,333	4.22%
2028	16	21,382	1,336	6.20%	2028	13	10,914	839	7.17%
2029	6	4,929	821	7.70%	2029	4	4,328	1,082	6.38%
2030+	2	171	85	6.00%	2030+	4	1,129	282	6.02%
Fixed Rate	140	335,290	2,395	4.61%	Fixed Rate	104	199,613	1,919	4.39%
Floating Rate	2	749	375	9.50%	Floating Rate	—	—	—	—%
Total	142	$336,039	$2,366	4.26%	Total	104	$199,613	$1,919	4.39%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2025	29	$23,092	$796	6.13%
2026	33	41,668	1,263	4.84%
2027	90	162,557	1,806	5.03%
2028	30	31,763	1,059	6.64%
2029	4	2,353	588	7.03%
2030+	13	7,967	613	6.49%
Fixed Rate	199	269,400	1,354	5.35%
Floating Rate	5	19,074	3,815	8.73%
Total CRE-Inv.	204	$288,474	$1,414	5.57%

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location.  As shown below, 63% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	142	$336,039	63%	$2,366	61.5%	1.41	11
Location
Manhattan	7	$10,299	2%	$1,471	49.6%	1.88	14
Other NYC	93	$244,552	46%	$2,630	61.2%	1.40	9
Outside NYC	42	$81,188	15%	$1,933	64.2%	1.36	13

Stabilized	104	$199,613	37%	$1,919	62.1%	1.42	12
Location
Manhattan	6	$8,843	2%	$1,474	44.2%	1.58	17
Other NYC	86	$171,852	32%	$1,998	62.8%	1.41	11
Outside NYC	12	$18,918	3%	$1,576	64.1%	1.49	16

Office Property Exposure

The Bank’s exposure to the Office market is minor.  Loans secured by office space accounted for 2.23% of the total loan portfolio with a total balance of $43.8 million, of which less than 1% is located in Manhattan.  The pool has a 2.32x weighted average DSCR, a 53% weighted average LTV and less than $353,000 of exposure in Manhattan.

Asset Quality and Allowance for Credit Losses

At March 31, 2025, the Bank’s asset quality metrics improved with non-performing loans totaling $11.7 million compared to non-performing loans of $16.4 million at December 31, 2024, a decrease of $4.7 million. This decrease resulted primarily from the contracted sale of non-performing loans totaling $5.0 million, net of a $0.3 million charge-off, during the quarter. At March 31, 2025 non-performing loans were 0.60% of total loans outstanding versus 0.82% at December 31, 2024.

During the first quarter of 2025, the Bank recorded a provision for credit losses expense of $0.6 million.  The March 31, 2025 allowance for credit losses was $22.9 million versus $22.8 million at December 31, 2024.  The allowance for credit losses as a percentage of total loans was 1.17% at March 31, 2025 and 1.15% at December 31, 2024.

Net Interest Margin

The Bank’s net interest margin increased to 2.68% for the quarter ended March 31, 2025 compared to 2.53% in the quarter ended December 31, 2024 and 2.41% in the quarter ended March 31, 2024 due to the recent reductions in the Fed Funds effective rate and the liability sensitive nature of the Bank’s balance sheet.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey, with a new branch opening in Port Jefferson, New York in mid 2025.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of adjusted net income, TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of health emergencies or natural disasters on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	March 31,	December 31,	March 31,
	2025	2024	2024
Assets
Cash and cash equivalents	$160,234	$162,857	$136,481
Securities-available for sale, at fair value	93,197	83,755	92,709
Investments-held to maturity	3,671	3,758	3,973
Loans held for sale	16,306	12,404	7,641

Loans, net of deferred loan fees and costs	1,960,674	1,985,524	2,005,515
Less: allowance for credit losses	(22,925)	(22,779)	(19,873)
Loans, net	1,937,749	1,962,745	1,985,642

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,511	15,337	15,648
Operating lease assets	8,484	8,337	9,336
Other assets	38,207	43,749	36,910
Assets	$2,291,527	$2,312,110	$2,307,508

Liabilities and stockholders’ equity
Core deposits	$1,418,209	$1,456,513	$1,453,035
Time deposits	518,229	497,770	464,227
Total deposits	1,936,438	1,954,283	1,917,262

Borrowings	107,805	107,805	148,953
Subordinated debentures	24,702	24,689	24,648
Operating lease liabilities	9,144	9,025	10,039
Other liabilities	16,795	19,670	17,063
Liabilities	2,094,884	2,115,472	2,117,965

Stockholders’ equity	196,643	196,638	189,543
Liabilities and stockholders’ equity	$2,291,527	$2,312,110	$2,307,508

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2025	3/31/2024
Interest income	$32,837	$32,432
Interest expense	18,208	19,497
Net interest income	14,629	12,935
Provision for credit losses	600	300
Net interest income after provision for credit losses	14,029	12,635

Loan servicing and fee income	1,081	913
Service charges on deposit accounts	117	96
Gain on sale of loans held-for-sale	2,352	2,506
Other operating income	182	61
Non-interest income	3,732	3,576

Compensation and benefits	7,232	5,562
Conversion expenses	3,180	—
Occupancy and equipment	1,836	1,770
Data processing	593	518
Professional fees	787	818
Federal deposit insurance premiums	337	318
Other operating expenses	2,031	1,818
Non-interest expense	15,996	10,804

Income before income taxes	1,765	5,407
Income tax expense	244	1,346

Net income	$1,521	$4,061

Earnings per share ("EPS"):(1)
Basic	$0.20	$0.55
Diluted	$0.20	$0.55

Average shares outstanding for basic EPS (1)(2)	7,463,537	7,376,227
Average shares outstanding for diluted EPS (1)(2)	7,469,489	7,420,926

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Interest income	$32,837	$33,057	$34,113	$33,420	$32,432
Interest expense	18,208	19,249	21,011	20,173	19,497
Net interest income	14,629	13,808	13,102	13,247	12,935
Provision for credit losses	600	400	200	4,040	300
Net interest income after provision for credit losses	14,029	13,408	12,902	9,207	12,635

Loan servicing and fee income	1,081	981	960	836	913
Service charges on deposit accounts	117	136	123	114	96
Gain on sale of loans held-for-sale	2,352	3,014	2,834	2,586	2,506
Gain on sale of investments	—	27	—	4	—
Other operating income	182	29	37	82	61
Non-interest income	3,732	4,187	3,954	3,622	3,576

Compensation and benefits	7,232	6,699	6,840	6,499	5,562
Conversion expenses	3,180	—	—	—	—
Occupancy and equipment	1,836	1,810	1,799	1,843	1,770
Data processing	593	536	547	495	518
Professional fees	787	782	762	717	818
Federal deposit insurance premiums	337	375	360	365	318
Other operating expenses	2,031	2,198	1,930	1,751	1,818
Non-interest expense	15,996	12,400	12,238	11,670	10,804

Income before income taxes	1,765	5,195	4,618	1,159	5,407
Income tax expense	244	1,293	1,079	315	1,346

Net income	$1,521	$3,902	$3,539	$844	$4,061

Earnings per share ("EPS"):(1)
Basic	$0.20	$0.53	$0.48	$0.11	$0.55
Diluted	$0.20	$0.52	$0.48	$0.11	$0.55

Average shares outstanding for basic EPS (1)(2)	7,463,537	7,427,583	7,411,064	7,399,816	7,376,227
Average shares outstanding for diluted EPS (1)(2)	7,469,489	7,456,471	7,436,068	7,449,110	7,420,926

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data

	Three Months Ended
	3/31/2025	3/31/2024
ADJUSTED NET INCOME:
Net income, as reported	$1,521	$4,061
Adjustments:
Conversion expenses	3,180	—
Total adjustments, before income taxes	3,180	—
Adjustment for reported effective income tax rate	608	—
Total adjustments, after income taxes	2,572	—
Adjusted net income	$4,093	$4,061
Basic earnings per share - adjusted	$0.55	$0.55
Diluted earnings per share - adjusted	$0.55	$0.55

ADJUSTED OPERATING EFFICIENCY RATIO:
Operating efficiency ratio, as reported	87.12%	65.44%
Adjustments:
Conversion expenses	(17.32)%	—%
Adjusted operating efficiency ratio	69.80%	65.44%

ADJUSTED RETURN ON AVERAGE ASSETS	0.73%	0.74%
ADJUSTED RETURN ON AVERAGE EQUITY	8.36%	8.70%
ADJUSTED RETURN ON AVERAGE TANGIBLE EQUITY	9.27%	9.71%

(1)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended
	3/31/2025	3/31/2024
Profitability:
Return on average assets	0.27%	0.74%
Return on average equity (1)	3.11%	8.70%
Return on average tangible equity (1)	3.45%	9.71%
Pre-provision net revenue to average assets	0.42%	1.03%
Yield on average interest-earning assets	6.01%	6.03%
Cost of average interest-bearing liabilities	4.01%	4.33%
Net interest rate spread (2)	2.00%	1.70%
Net interest margin (3)	2.68%	2.41%
Non-interest expense to average assets	2.85%	1.96%
Operating efficiency ratio (4)	87.12%	65.44%

Average balances:
Interest-earning assets	$2,217,107	$2,162,835
Interest-bearing liabilities	1,842,073	1,810,397
Loans	1,989,796	1,984,075
Deposits	1,919,436	1,842,642
Borrowings	133,665	162,427

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Asset quality:
Provision for credit losses - loans (1)	$600	$400	$200	$3,850
Net (charge-offs)/recoveries	(454)	(1,027)	(438)	(79)
Allowance for credit losses	22,925	22,779	23,406	23,644
Allowance for credit losses to total loans (2)	1.17%	1.15%	1.17%	1.17%
Non-performing loans	$11,697	$16,368	$15,365	$15,828
Non-performing loans/total loans	0.60%	0.82%	0.77%	0.79%
Non-performing loans/total assets	0.51%	0.71%	0.66%	0.68%
Allowance for credit losses/non-performing loans	195.99%	139.17%	152.33%	149.38%

Capital (Bank only):
Tier 1 Capital	$201,925	$201,744	$198,196	$195,703
Tier 1 leverage ratio	8.95%	9.13%	8.85%	8.89%
Common equity tier 1 capital ratio	13.37%	13.32%	12.99%	12.78%
Tier 1 risk based capital ratio	13.37%	13.32%	12.99%	12.78%
Total risk based capital ratio	14.62%	14.58%	14.24%	14.21%

Equity data:
Shares outstanding (3)	7,503,731	7,427,127	7,428,366	7,402,163
Stockholders’ equity	$196,643	$196,638	$192,339	$190,072
Book value per share (3)	26.21	26.48	25.89	25.68
Tangible common equity (3)	177,239	177,220	172,906	170,625
Tangible book value per share (3)	23.62	23.86	23.28	23.05
Tangible common equity (“TCE”) ratio (3)	7.80%	7.73%	7.49%	7.38%

(1)	Excludes $0, $0, $0 and $190 thousand provision for credit losses on unfunded commitments for the quarters ended 3/31/25, 12/31/24, 9/30/24 and 6/30/24, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Loan distribution (1):
Residential mortgages	$708,649	$702,832	$719,037	$733,040
Multifamily	535,429	550,570	557,634	562,503
Commercial real estate	520,808	536,288	529,948	549,725
Commercial & industrial	170,442	168,909	171,899	139,209
Home equity	24,914	26,422	26,825	27,992
Consumer	432	503	470	485

Total loans	$1,960,674	$1,985,524	$2,005,813	$2,012,954

Sequential quarter growth rate	(1.25)%	(1.01)%	(0.35)%	0.37%

CRE concentration ratio	369%	385%	397%	403%

Loans sold during the quarter	$46,649	$53,499	$43,537	$35,302

Funding distribution:
Demand	$215,569	$211,656	$206,327	$199,835
N.O.W.	698,297	692,890	621,880	661,998
Savings	46,275	48,885	53,024	44,821
Money market	458,068	503,082	572,213	571,170
Total core deposits	1,418,209	1,456,513	1,453,444	1,477,824
Time	518,229	497,770	504,100	464,105
Total deposits	1,936,438	1,954,283	1,957,544	1,941,929
Borrowings	107,805	107,805	125,805	148,953
Subordinated debentures	24,702	24,689	24,675	24,662

Total funding sources	$2,068,945	$2,086,777	$2,108,024	$2,115,544

Sequential quarter growth rate - total deposits	(0.91)%	(0.17)%	0.80%	1.29%

Period-end core deposits/total deposits ratio	73.24%	74.53%	74.25%	76.10%

Period-end demand deposits/total deposits ratio	11.13%	10.83%	10.54%	10.29%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Tangible common equity
Total equity (2)	$196,643	$196,638	$192,339	$190,072	$189,543
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(236)	(250)	(265)	(279)	(295)
Tangible common equity (2)	$177,239	$177,220	$172,906	$170,625	$170,080

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$177,239	$177,220	$172,906	$170,625	$170,080
Total assets	2,291,527	2,312,110	2,327,814	2,331,098	2,307,508
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(236)	(250)	(265)	(279)	(295)
Tangible assets	$2,272,123	$2,292,692	$2,308,381	$2,311,651	$2,288,045
TCE ratio (2)	7.80%	7.73%	7.49%	7.38%	7.43%

Tangible book value per share
Tangible equity (2)	$177,239	$177,220	$172,906	$170,625	$170,080
Shares outstanding (2)	7,503,731	7,427,127	7,428,366	7,402,163	7,392,412
Tangible book value per share (2)	$23.62	$23.86	$23.28	$23.05	$23.01

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended March 31, 2025 and 2024

(unaudited, dollars in thousands)

	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,989,796	$29,984	6.11%	$1,984,075	$29,737	6.03%
Investment securities	85,839	1,186	5.60%	94,845	1,457	6.18%
Interest-earning cash	133,458	1,482	4.50%	74,672	1,014	5.46%
FHLB stock and other investments	8,014	185	9.36%	9,243	224	9.75%
Total interest-earning assets	2,217,107	32,837	6.01%	2,162,835	32,432	6.03%
Non interest-earning assets:
Cash and due from banks	9,504			7,945
Other assets	49,695			49,941
Total assets	$2,276,306			$2,220,721

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,217,429	$11,455	3.82%	$1,161,191	$12,933	4.48%
Time deposits	490,979	5,320	4.39%	486,779	4,962	4.10%
Total savings and time deposits	1,708,408	16,775	3.98%	1,647,970	17,895	4.37%
Borrowings	108,972	1,107	4.12%	137,788	1,276	3.72%
Subordinated debentures	24,693	326	5.35%	24,639	326	5.32%
Total interest-bearing liabilities	1,842,073	18,208	4.01%	1,810,397	19,497	4.33%
Demand deposits	211,028			194,672
Other liabilities	24,726			27,959
Total liabilities	2,077,827			2,033,028
Stockholders’ equity	198,479			187,693
Total liabilities & stockholders’ equity	$2,276,306			$2,220,721
Net interest rate spread			2.00%			1.70%
Net interest income/margin		$14,629	2.68%		$12,935	2.41%